EXHIBIT 99.1

TIMWEN PARTNERSHIP

Financial Statements
January 3, 2016

INDEPENDENT AUDITORS’ REPORT

To Partners of TimWen Partnership

We have audited the accompanying financial statements of TimWen Partnership, which comprise the balance sheet as of January 3, 2016, and the related statements of income and comprehensive income, partners’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on financial statements based on our audit. We conducted our audit in accordance with standard generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, The auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of TimWen Partnership as of January 3, 2016, and the results of its operations and its cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Comparative Information

The accompanying financial statements of TimWen Partnership as of and for the years ended December 28, 2014 and December 29, 2013 were audited by other auditors whose report thereon dated February 25, 2015 expressed an unmodified opinion on those financial statements.

/s/KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
February 26, 2016
Toronto, Canada

TIMWEN Partnership
Balance Sheet (In Thousands of Canadian Dollars)

	January 3, 2016	December 28, 2014

Assets

Revenue-producing properties	$62,523	$66,269

Cash	3,957	4,175

Accounts receivable	4,656	3,099

Investment in Grimsby Food Court Ltd.	1,711	1,784

Prepaid expenses	617	665

	$73,464	$75,992

Liabilities

Accounts payable and accrued liabilities	$3,284	$2,321

Deferred lease inducements	2,235	2,496

Straight-line rent	4,265	4,669

	9,784	9,486

Commitments and contingencies

Partners’ equity	63,680	66,506

	$73,464	$75,992
See accompanying notes to the financial statements.

TIMWEN Partnership
Statements of Income and Comprehensive Income
(In Thousands of Canadian Dollars)
	Year ended
	January 3, 2016	December 28, 2014	December 29, 2013

Revenues
Rental income	$42,384	$40,386	$39,894

Expenses
Rental expense - net of lease inducements	7,554	7,269	7,202
Operating expenses	684	568	502
Depreciation and amortization	4,700	4,490	3,956
	12,938	12,327	11,660
Operating income for the year	29,446	28,059	28,234

Other income
Interest income	69	78	70
Equity in income of Grimsby Food Court Ltd.	102	101	117
Other income	57	0	1
	228	179	188
Net income and comprehensive income	$29,674	$28,238	$28,422

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Partners’ Equity (In Thousands of Canadian Dollars)

	Year ended
	January 3, 2016			December 28, 2014	December 29, 2013

	Wendy’s	The TDL
	Restaurants of	Group
	Canada Inc.	Corp.	Total	Total	Total

Partners’ equity - Beginning of year	$33,253	$33,253	$66,506	$69,268	$70,346

Distributions to partners	(16,250)	(16,250)	(32,500)	(31,000)	(29,500)
Net income for the year	14,837	14,837	29,674	28,238	28,422

Partners’ equity - End of year	$31,840	$31,840	$63,680	$66,506	$69,268

See accompanying notes to the financial statements.

TIMWEN Partnership
Statement of Cash Flows (In Thousands of Canadian Dollars)

	Year ended
	January 3, 2016	December 28, 2014	December 29, 2013

Cash provided by (used in)

Operating activities
Net income for the year	$29,674	$28,238	$28,422
Add: Items not affecting cash
Depreciation and amortization	4,700	4,490	3,956
Straight-line rent	(367)	(282)	(438)
Amortization of deferred lease inducements	(261)	(293)	(293)
Equity in earnings of investment in Grimsby Food Court Ltd.	(102)	(101)	(117)
Distributions received from Grimsby Food Court Ltd.	175	135	190

Change in operating assets and liabilities
Accounts receivable	(1,557)	33	132
Prepaid expenses	48	(54)	7
Accounts payable and accrued liabilities	(108)	(86)	(2,154)

Net cash provided by operating activities	32,202	32,080	29,705

Investing activities
Additions to revenue-producing properties	80	(482)	(155)

Financing activities
Distributions to partners	(32,500)	(31,000)	(29,500)

Change in cash	(218)	598	50

Cash - Beginning of year	4,175	3,577	3,527

Cash - End of year	$3,957	$4,175	$3,577

See accompanying notes to the financial statements.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

1.	Nature of operations

The TIMWEN Partnership is between Barhav Developments Limited (a wholly owned subsidiary of TDL Group Corp. Ltd. (TDL)) and Wendy’s Restaurants of Canada Inc. (WROC), and was formed in 1995. The partnership leases restaurant facilities to WROC and TDL. On March 2, 2015, certain entities including Barhav Developments Limited were amalgamated in the jurisdiction of British Columbia to form a company under the name The TDL Group Corp.

Fiscal year
The partnership’s fiscal year ends on the Sunday nearest to December 31. The 2015 fiscal year consisted of 53 weeks and the 2014 and 2013 fiscal years consisted of 52 weeks.

2. Summary of significant accounting policies partnership accounts

Partnership accounts
The accompanying financial statements include only the assets and liabilities of the business carried on under the name TIMWEN Partnership and do not include other assets, liabilities, revenues and expenses of the partners. No provision for income taxes has been made in these financial statements since income of the partnership is taxable in the hands of the partners.

Basis of presentation
The partnership prepares its financial statements in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The functional currency of the partnership is the local currency in which it operates, which is the Canadian dollar, as the majority of the partnership’s operations and cash flows are based in Canada and the partnership’s operations are primarily managed in Canadian dollars. The partnership’s reporting currency is the Canadian dollar.

Revenue-producing properties
Revenue-producing properties are stated at acquisition cost, less accumulated depreciation and amortization. Acquisition cost comprises land acquisition and building construction costs. Depreciation and amortization are provided for on the straight-line basis over the estimated useful lives of the assets at the following rates:

Buildings     Up to 40 years
Leasehold improvements and deferred design costs and other     The lesser of the useful life of the asset or the lease term
Construction-in-progress        Stated at cost and is not amortized
Land        Stated at cost and is not amortized

Long-lived assets
Long-lived assets are analyzed for impairment at the individual restaurant level, which represents the lowest level of independent cash flow for the business. They are tested for impairment whenever an event or circumstance occurs that indicates impairment may exist, including a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of prior to the end of its estimated useful life. There were no such events in the current or prior year.

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

Leases
When determining the lease terms, the partnership includes the renewal period for which failure to renew the lease imposes an economic penalty in such an amount that a renewal appears, at the inception of the lease, to be reasonably assured. The primary penalty to which the partnership is subject is the economic detriment associated with the existence of leasehold improvements that might be impaired if the partnership chooses not to exercise the available renewal options.

Minimum lease payments, including scheduled rent increases, are recognized as rent expense on a straight-line basis (straight-line rent) over the applicable lease terms and any period during which the partnership has the use of the property but is not charged rent by a landlord. Lease terms are generally for 20 years and, in most cases, provide for rent escalations and renewal options.

Investment in Grimsby Food Court Ltd.
The investment in the Grimsby Food Court Ltd. is accounted for as an equity investment. The investment is analyzed for other than temporary impairment where evidence exists that there is an inability to recover the carrying amount of the investment or inability to sustain an earnings capacity that would justify the carrying amounts of the investment. No such indicator was noted in the current or prior year.

Deferred lease inducements
Lease inducements are leasehold improvements paid by landlords and are recorded as a liability and amortized as a reduction in rent expense. They are deferred and amortized on a straight-line basis over the lease term which is typically a minimum of 20 years.

Revenue recognition
Rental revenue is recognized on a percentage of sales volume and is recognized as earned.

Use of estimates
The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

3.	Revenue-producing properties

	January 3, 2016			December 28, 2014
		Accumulated
		depreciation and
	Cost	amortization	Net	Net
Land	$21,231	$—	$21,231	$21,231
Buildings	36,137	18,737	17,400	18,411
Leasehold improvements	62,379	39,178	23,201	25,816
Deferred design costs and other	2,159	1,468	691	811
	$121,906	$59,383	$62,523	$66,269

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

4.	Related party transactions and balances
During the fiscal years and as of the end of the fiscal years presented, the partnership had the following transactions with related parties.

	January 3, 2016	December 28, 2014	December 29, 2013
Rental income
TDL	$26,743	$25,358	$25,054
WROC	15,641	15,028	14,840
	$42,384	$40,386	$39,894

Management fee
WROC - included in operating expenses	$275	$275	$275

Related party rental expense
TDL	$259	$240	$232

Management fee
TDL - included in revenue-producing properties	$206	$91

Amounts included in accounts receivable
TDL	$2,813	$1,962
WROC	1,843	1,137
	$4,656	$3,099
Amounts included in accounts payable
TDL	$1,213	$1401

These transactions are in the normal course of operations.

The amounts due from the partners, which have arisen as a result of the above transactions, are non-interest bearing and due on demand.

5.	Deferred lease inducements

	January 3, 2016			December 28, 2014
		Accumulated
	Cost	amortization	Net	Net
Deferred lease inducements	$6,680	$4,445	$2,235	$2,496

TIMWEN Partnership
Notes to Financial Statements
(In Thousands of Canadian Dollars)

6.	Leases
Minimum lease payments under long-term operating lease agreements for various properties are as follows:

2016	$7,513
2017	7,522
2018	7,126
2019	6,655
2020	5,529
2021 and thereafter	22,694
Total	$57,039

The minimum lease payments include $13,154 related to renewal periods reasonably assured of being exercised.

All leased locations are subleased to WROC or to TDL at amounts based on restaurant revenues.

7.	Financial instruments
Due to their short-term maturities, the carrying value of the partnership’s cash, accounts receivable and accounts payable and accrued liabilities approximate their estimated fair value.

8.	Commitments and contingencies
The partnership is party to various legal actions and complaints arising in the ordinary course of business. It is the opinion of the partnership’s management that the ultimate resolution of such matters will not materially affect the partnership's financial condition or income.

9.	Subsequent events
The partnership has evaluated events subsequent to January 3, 2016 and up to February 26, 2016 which corresponds to the date these financial statements were issued (or available to be issued).